DIAMOND RESORTS INTERNATIONAL COMPLETES $100 MILLION WAREHOUSE FACILITY

LAS VEGAS--(BUSINESS WIRE)--May 12, 2016-- Diamond Resorts International, Inc. (NYSE:DRII) announced today that it has completed a $100 million warehouse facility for its loans receivable with Capital One Bank. The facility provides for a $10 million sub-limit of Canadian dollar- denominated receivables. The facility has a 30 month advance period with a stated maturity of May 11, 2020. Pursuant to the terms of the facility, the advance rate on eligible loans receivable is 85%.

“We are very pleased to be working with Capital One in providing this added capacity to monetize our vacation interests notes receivable” says Alan Bentley, Chief Financial Officer. ‘The addition of this new warehouse facility brings our total warehouse capacity to $400 million to meet the needs of our growing sales platform”.

Cautionary Notes Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s completion of a new warehouse facility for its loans receivable. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. These statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or other similar statements, but these words are not the exclusive means for identifying such statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, the Company’s ability to comply with the covenants contained in the new warehouse facility; the Company's ability to sell, securitize or borrow against its consumer loans; and changes in the default rates of the Company’s consumer loan portfolio. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Diamond Resorts International®

Diamond Resorts International® (NYSE: DRII), with its network of more than 420 vacation destinations located in 35 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed™.

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 420 managed and affiliated properties and cruise itineraries.